EXHIBIT 99.1

FOR:	Bakers Footwear Group

CONTACTS:	Todd Fromer / Michael Cimini
(212) 896-1215 / (212) 896-1233
todd@kcsa.com / mcimini@kcsa.com

Bakers Footwear Reports Comp Sales Increase 4.7%
In Second Quarter

ST. LOUIS, Mo., August 9, 2004 – Bakers Footwear Group (Nasdaq: BKRS) today announced second quarter and first half results for the periods ended July 3, 2004.

Net sales in the second quarter were $38.9 million compared to $38.3 million in the 2003 second quarter. Comparable store sales increased 4.7% in the second quarter compared to the year-earlier period. Gross profit improved 10.3% to $12.6 million, or 32.4% of sales, from $11.4 million, or 29.8% of sales, in the same period last year.

Pre-tax income in the second quarter was $1.5 million compared to $0.7 million in the 2003 second quarter, an increase of 114%. Net income in the second quarter ended July 3, 2004 rose 30.0% to $0.9 million from $0.7 million in the same period last year. As a sub-chapter S Corporation in 2003, the company was not subject to corporate level income taxes.

For the twenty-six weeks ended July 3, 2004, net sales increased to $73.2 million compared to $70.2 million in the year-earlier period. Comparable store sales rose 7.7%. Gross profit climbed 17.5% to $22.4 million, or 30.6% of sales, compared to $19.1 million, or 27.1% of sales last year.

On a pre-tax basis, the company reported income of $54,000 compared to a loss of $2.5 million in the twenty-six week period a year ago. Net income was $1.0 million compared to a net loss of $2.5 million in the same period last year. Results for the twenty-six week period in 2004 include a one-time gain of approximately $1.0 million from the recognition of deferred tax assets resulting from the company’s conversion to a C corporation from a sub-chapter S corporation at the beginning of fiscal 2004.

Peter Edison, Chairman and Chief Executive Officer of Baker Footwear, said, “Our strong second quarter results were achieved by continued demand in dress footwear as well as management’s ability to drive profits through efficient operating controls. Improvement in gross profit was attributable to strong sales across a fashion assortment.

800 Second Avenue	Tel 212 682 6300	E-mail pr@kcsa.com
New York, NY 10017	Fax 212 697 0910	www.kcsa.com

Comp store sales were in-line with expectations and net sales were impacted by 11 stores closed for remodeling toward the end of the second quarter, all of which have since reopened.

“Our remodeled Bakers and Wild Pair stores continue to deliver higher sales. We remain on track to remodel approximately 17 stores into the new format in 2004. By the end of 2005, as a result of opening new stores and remodeling existing stores, over half of our stores will be in our new format. With approximately 15-17 new store openings scheduled in 2004 and approximately 30 to 35 new store openings scheduled in 2005 as well as a solid balance sheet, Bakers Footwear is poised for significant long-term growth,” Edison said.

Michele Bergerac, President of Bakers Footwear, said, “In the second quarter, our strong performance in dress footwear during the spring season more than offset softer than expected sales of summer sandals. We continue to expand branded merchandise in our stores to enhance our position for the upcoming back-to-school season and provide our contemporary fashion customers with the right overall product mix at moderate price levels. We believe the company’s ability to react quickly to sales trends will lead to improved markdowns and continued growth in gross profit as we approach the fall season.”

Bakers Footwear will broadcast live via the Internet its second quarter conference call today at 10:00 a.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.kcsa.com. A replay of the webcast will be available for 30 days.

About Bakers Footwear Group
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The company currently operates more than 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 12 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24. For more information, visit the company’s website at http://www.bakersshoes.com.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

     Table follows:

Bakers Footwear Group, Inc.
Unaudited

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
Income Statement Data	July 3, 2004	July 5, 2003	July 3, 2004	July 5, 2003
	(in thousands, except per share data)
Net Sales	$38,904	$38,311	$73,209	$70,221
Cost of merchandise sold, occupancy, and buying expenses	26,306	26,886	50,830	51,170

Gross profit	12,598	11,425	22,379	19,051
Operating expenses	10,959	10,236	21,873	20,683

Operating income (loss)	1,639	1,189	506	(1,632)
Interest expense	(133)	(403)	(575)	(808)
Other income (expense), net	36	(64)	123	(92)

Income (loss) before income taxes	1,542	722	54	(2,532)
Income tax expense (benefit)	603	—	(975)	—

Net income (loss)	$939	$722	$1,029	$(2,532)

Earnings (loss) per share
Basic	$0.18	$0.50	$0.25	$(1.60)

Diluted	$0.17	$0.33	$0.22	$(1.60)

Pro forma information as if Bakers were a C Corporation in 2003
Pro forma net income (loss)		$467		$(1,555)
Pro forma net income (loss) per share
Basic		$0.32		$(0.91)
Diluted		$0.21		$(0.91)
Weighted average shares outstanding
Basic	5,102,481	1,426,188	4,278,573	1,426,188
Diluted	5,455,173	2,293,867	4,885,037	1,426,188
Supplemental Data
Comparable store sales increase (decrease)	4.7%	(2.1%)	7.7%	(7.2%)
Gross profit percentage	32.4%	29.8%	30.6%	27.1%
Number of stores at end of period	206	216	206	216

Balance Sheet Data	July 3, 2004	July 5, 2003
Current assets	$26,461	$18,281
Noncurrent assets	15,049	13,647

	$41,510	$31,928

Current liabilities	$11,886	$22,892
Noncurrent liabilities	2,566	9,048
Shareholders’ equity (deficit)	27,058	(12)

	$41,510	$31,928